Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF

NOV INC.

A Delaware Corporation

Date of Adoption:

January 1, 2021

i

ii

BYLAWS OF

NOV INC.

AS AMENDED AND RESTATED

ON JANUARY 1, 2021

ARTICLE I

OFFICES

Section 1.    Registered Office. The registered office of NOV Inc. (the “Corporation”) required by the General Corporation Law of the State of Delaware (the “DGCL”) to be maintained in the State of Delaware, shall be the registered office named in the Certificate of Incorporation of the Corporation, or such other office as may be designated from time to time by the Board of Directors in the manner provided by law. Should the Corporation maintain a principal office within the State of Delaware such registered office need not be identical to such principal office of the Corporation.

Section 2.    Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

STOCKHOLDERS

Section 1.    Place of Meetings. All meetings of the stockholders shall be held at the principal office of the Corporation, or at such other place within or without the State of Delaware as shall be specified or fixed in the notices or waivers of notice thereof. In lieu of holding a meeting of stockholders at a designated place, the Board may, in its sole discretion, determine that any meeting of stockholders may be held solely by means of remote communication.

Section 2.    Quorum; Adjournment of Meetings.

(a)    Unless otherwise required by law or provided in the Certificate of Incorporation or these bylaws, the holders of a majority of the stock issued and outstanding and entitled to vote in the election of Directors (the “Voting Stock”), present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders for the transaction of business, except that when specified business is to be voted on by a class or series of stock voting separately as a class, the holders of a majority of the voting power of all outstanding shares of such class or series represented in person or by proxy shall constitute a quorum of such class or series for the transaction of such business and the act of a majority of such stock so represented at any meeting of stockholders at which a quorum is present shall constitute the act of the meeting of stockholders. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

(b)    Notwithstanding the other provisions of the Certificate of Incorporation or these bylaws, the chairman of the meeting or the holders of a majority of the issued and outstanding stock, present in person or represented by proxy, at any meeting of stockholders, whether or not a quorum is present, shall have the power to adjourn such meeting from time to time. No notice of the time and place of adjourned meeting need be given if (A) the time and place, if any, thereof, and (B) the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally called.

Section 3.    Annual Meetings. An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix and set forth in the notice of the meeting, which date shall be within thirteen (13) months subsequent to the later of the date of incorporation or the last annual meeting of stockholders.

Section 4.    Special Meetings. Unless otherwise provided in the Certificate of Incorporation, special meetings of the stockholders for any purpose or purposes may be called (a) at any time by the Chairman of the Board (if any), by the President or by a majority of the Board of Directors, or by a majority of the executive committee (if any), and (b) shall be called by the Chairman of the Board (if any), by the President or by the Secretary upon the written request therefor, stating the purpose or purposes of the meeting, delivered to such officer and signed by stockholder(s) Owning (as defined in Article II, Section 10) at least ten percent (10%) of the issued and outstanding common stock, par value $0.01 per share, of the Corporation (the “Common Stock”). In addition to the requirements provided for in this Article II, Section 4, Article II, Section 8 (in the case of all matters to be considered at a meeting other than Director nominations) and Article II, Section 9 (in the case of Director nominations) shall apply with respect to any stockholder request to call a special meeting.

Section 5.    Record Date.

(a)    For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors of the Corporation may fix, in advance, a date as the record date for any such determination of stockholders, which date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action.

(b)    If the Board of Directors does not fix a record date for any meeting of the stockholders, the record date for determining stockholders entitled to notice of or to vote at such meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if in accordance with Article VIII, Section 3 of these bylaws notice is waived, at the close of business on the day next preceding the day on which the meeting is held. If, in accordance with Section 14 of this Article II, corporate action without a meeting of stockholders is to be taken, the record date for determining stockholders entitled to express consent to such corporate action in writing, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c)    A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 6.    Notice of Meetings. Written notice of the place, date and hour of all meetings and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and vote at such meeting, and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given by or at the direction of the Chairman of the Board (if any) or the President, the Secretary or the other person(s) calling the meeting to each stockholder entitled to vote thereat not less than ten (10) nor more than sixty (60) days before the date of the meeting. Such notice may be delivered either personally or by mail. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided by Sections 222 and 232 of the DGCL. Meetings may be held without notice if all stockholders entitled to vote are present (without being present for the purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened), or if notice is waived by those not present in accordance with Article VIII, Section 3 of these bylaws. The Board may cancel, reschedule or postpone any previously scheduled annual or special meeting.

Section 7.    Stock List.

(a)    A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, (1) at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, (2) or if not so specified, at the place where the meeting is to be held, (3) on a reasonably accessible electronic network, provided that the information required to gain access to such list is furnished with the notice of the meeting or (4) during ordinary business hours, at the principal place of business of the Corporation.

(b)    If the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time and may be inspected by any stockholder who is present at that meeting. If the meeting is to be held solely by means of remote communication, then the list also shall be open to the examination of any stockholder during the whole time of that meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of that meeting. Nothing contained in this Section 7 shall require the Corporation to include electronic mail addresses or other electronic contact information on that list. The stock list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 8.    Notice of Business to be Conducted at Annual or Special Meetings. At any annual or special meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual or special meeting, business must be: (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder in accordance with this Article II, Section 8 by a person that is a stockholder of record both at the time of the giving of notice provided for in this Article II, Section 8 and at the time of the meeting. In addition to any other requirements, for an order for business to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such proposal must be a proper matter for stockholder action under the DGCL.

To be timely under this Article II, Section 8, a stockholder’s notice must be delivered to and received by the Secretary of the Corporation at the principal executive offices of the Corporation by hand or by certified or registered mail, return receipt requested: (i) with respect to business to be conducted at an annual meeting of stockholders, not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the first anniversary of the date on which the Corporation released its proxy materials for the preceding year’s annual meeting; provided, however, that in the event the annual meeting of stockholders is to be held more than thirty (30) days before or more than thirty (30) days after the first anniversary of the date of the preceding year’s annual meeting, not less than one hundred twenty (120) days prior to the date of such annual meeting or the tenth (10th) day following the public announcement of the date of such annual meeting; and (ii) with respect to business to be conducted at a special meeting of stockholders, other than a request of a stockholder or stockholders pursuant to Article II, Section 4 requesting that a special meeting be called pursuant to the requirements of that section, not later than the close of business on the tenth (10th) day following the first public announcement of the date of such special meeting. In no event shall any adjournment, rescheduling or postponement of a meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to be brought before the meeting:

(i) a brief description of the business desired to be brought before the meeting, including the text of any resolution proposed for consideration, and the reasons for conducting such business at the meeting,

(ii) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, and of the beneficial owner, if any, on whose behalf the proposal is being made,

(iii) the number of shares of Common Stock, and any derivatives, hedged positions, and other economic or voting interests in or relating to the Common Stock, that are Owned (as defined in Article II, Section 10), held, directly or indirectly, or otherwise maintained by each of the stockholder and the beneficial owner, if any,

(iv) a representation that the stockholder or a Qualified Representative of the stockholder intends to appear in person at the meeting to bring the proposed business before the meeting,

(v) any substantial interest (within the meaning of Item 5 of Schedule 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of the stockholder and of the beneficial owner, if any, in such business,

(vi) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the 1934 Act, and

(vii) any agreement, arrangement or understanding the stockholder or beneficial owner, if any, may have with others regarding the proposed business.

To be considered a “Qualified Representative” of a stockholder, a person must provide evidence that they are a duly authorized officer, manager or partner of such stockholder or authorized by a written document executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) and delivered to the Corporation prior to the making of such proposal at such meeting by such stockholder stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

Notwithstanding anything in the bylaws to the contrary, no business (other than the nomination of a person for election as a Director, which is governed by Article II, Section 9, the nomination of a person for election as a Director and inclusion of such nominee in the Corporation’s proxy materials for an annual meeting of stockholders, which is governed by Article II, Section 10, and matters properly brought under Rule 14a-8 (or any successor provision) of the 1934 Act and included in the Corporation’s notice of meeting) shall be conducted at an annual or special meeting of stockholders except in accordance with the procedures set forth in this Article II, Section 8.

The chairman of the meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting in accordance with the provisions of this Article II, Section 8, and any such business not properly brought before the meeting shall not be transacted, notwithstanding that proxies in respect of the item of business have been received by the Corporation. Further, if the stockholder proposing the business or a

Qualified Representative does not appear at the meeting to present the item of business, including any item of business brought under Rule 14a-8 (or any successor provision) of the 1934 Act, the chairman of the meeting may determine that the item will be disregarded, notwithstanding that proxies in respect of the item of business have been received by the Corporation.

A stockholder shall also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to the matters set forth in this Article II, Section 8.

Section 9.    Nominations of Persons for Election to the Board of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election or reelection as Directors. Nominations of persons for election to the Board of Directors may be made at an annual or special meeting of stockholders: (a) by or at the direction of the Board of Directors or by any nominating committee or person appointed by the Board of Directors; or (b) by any stockholder entitled to vote for the election of Directors at the meeting, who complies with the notice procedures set forth in this Article II, Section 9 and who is a stockholder of record both at the time of the giving of notice provided for in this Article II, Section 9 and at the time of the meeting. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation.

To be timely under this Article II, Section 9, a stockholder’s notice must be delivered to and received by the Secretary of the Corporation at the principal executive offices of the Corporation by hand or by certified or registered mail, return receipt requested: (i) with respect to an election to be held at an annual meeting of stockholders, not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the first anniversary of the date on which the Corporation released its proxy materials for the preceding year’s annual meeting; provided, however, that in the event the annual meeting of stockholders is to be held more than thirty (30) days before or more than thirty (30) days after the first anniversary of the date of the preceding year’s annual meeting, not less than one hundred twenty (120) days prior to the date of such annual meeting or the tenth (10th) day following the public announcement of the date of such annual meeting; and (ii) with respect to an election to be held at a special meeting of stockholders, other than a request of a stockholder or stockholders pursuant to Article II, Section 4 requesting that a special meeting be called to elect Directors pursuant to the requirements of that section, not later than the close of business on the tenth (10th) day following the first public announcement of the date of such special meeting. In no event shall any adjournment, rescheduling or postponement of a meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

In order to assist the Corporation and the Board of Directors in making a recommendation with respect to each person whom the stockholder proposes to nominate for election or reelection as a Director, a stockholder’s notice to the Secretary shall:

(i) set forth as to each proposed nominee: (a) the name, age, business address and residence address of the person; (b) the principal occupation or employment of the person; (c) the number of shares of Common Stock and derivatives, hedged positions and other economic or voting interests in or relating to the Common Stock, in each case which are Owned (as defined in Article II, Section 10), held, directly or indirectly, or otherwise maintained by the person; (d) a statement confirming that the person intends to tender the advance resignation described in Section II.G of the Corporation’s Corporate Governance Guidelines; (e) any undisclosed Voting Commitments (as defined below) or other arrangements with respect to the person’s actions as a Director; (f) other arrangements or matters that would prevent the person from being considered (1) independent under the listing standards of the New York Stock Exchange (“NYSE”), any applicable rules of the SEC, and the Corporation’s Corporate Governance Guidelines, or (2) independent under the audit committee independence requirements set forth in the listing standards of the NYSE, as a “non-employee director” under 1934 Act Rule 16b-3 (or any successor provision), or as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); (g) whether the person (1) is or has been, within the past three (3) years, an officer, director or employee of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (2) is or has been, within the past three (3) years, an officer, director or employee of the stockholder nominating such person, (3) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has previously been convicted in a criminal proceeding (excluding traffic violations and other minor offenses), or (4) is subject to any order of the type specified in Rule 506(d) (or any successor provision) of Regulation D promulgated under the Securities Act of 1933, as amended; and (h) all other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors in an election contest, or is otherwise required, pursuant to Regulation 14A (or any successor provision) under the 1934 Act;

(ii) set forth as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the notice is being given: (a) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, if any; and (b) the number of shares of Common Stock, and any derivatives, hedged positions, and other economic or voting interests in or relating to the Common Stock, that are Owned (as defined in Article II, Section 10), held, directly or indirectly, or otherwise maintained by each of the stockholder and the beneficial owner, if any;

(iii) set forth information as to any material relationships within the past three (3) years, including financial transactions and compensation, between or among any of the stockholder, the beneficial owner, if any, on whose behalf the notice is being given, any of their respective associates and affiliates or any other person acting in concert therewith, on the one hand, and the proposed nominee, any of the proposed nominee’s associates and affiliates or any other person acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K (or any successor provision) if such stockholder and such beneficial owner, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

(iv) include with respect to each proposed nominee, a completed and signed questionnaire and a signed representation and agreement as described below in this Article II, Section 9.

The Corporation may require any proposed nominee to furnish, within five (5) business days after the information is requested, such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a Director.

Other than Directors chosen pursuant to the provisions of Article III, Section 8, no person shall be eligible for election or reelection as a Director unless nominated in accordance with the procedures set forth in this Article II, Section 9 and, in the case of a special meeting of stockholders, Article II, Section 4.

To be eligible to be a nominee for election or reelection as a Director, the proposed nominee must deliver to the Secretary of the Corporation at the principal executive offices of the Corporation, in accordance with the time periods and methods prescribed for delivery of notice under this Article II, Section 9, (A) a written questionnaire with respect to the background and qualification of such proposed nominee (which form of questionnaire shall be provided by the Secretary upon written request), (B) such proposed nominee’s written consent to serve as a director if elected, and (C) a written representation and agreement (in the form provided by the Secretary upon written request) that such proposed nominee:

(i) is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a Director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation in writing or (b) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply with such proposed nominee’s fiduciary duties under applicable law, if elected as a Director;

(ii) except as disclosed to the Corporation in writing, (a) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, indemnification or other payment in connection with candidacy or service as a Director and (b) has not received any such compensation or other payment from any person or entity other than the Corporation in connection with candidacy or service as a Director; and

(iii) would be in compliance, if elected as a Director, and will comply with all applicable corporate governance, ethics, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Corporation applicable to Directors.

The chairman of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not properly made in accordance with the provisions of this Article II, Section 9, and such defective nomination shall be disregarded, notwithstanding that proxies in respect of such nomination have been received by the Corporation. Further, if the stockholder proposing the nominee or a Qualified Representative does not appear at the meeting to present the nomination, the nomination shall be disregarded, notwithstanding that proxies in respect of such nomination have been received by the Corporation.

The requirements of this Article II, Section 9 shall apply to any nomination of a person for election as a Director by a stockholder. A stockholder shall also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder, with respect to the matters set forth in this Article II, Section 9.

Section 10.    Proxy Access for Annual Meetings.

(a)    Inclusion of Stockholder Nominee in the Corporation’s proxy materials. Subject to the terms and conditions of these bylaws, the Corporation shall include in its proxy materials for an annual meeting of stockholders the name (which shall also be included on the Corporation’s form of proxy and ballot) of, and the Required Information (as defined in Article II, Section 10(e)) relating to, any nominee for election or reelection to the Board of Directors satisfying the eligibility requirements of this Article II, Section 10 (a “Stockholder Nominee”), and who is identified in a timely and proper notice that both complies with this Article II, Section 10 (the “Stockholder Notice”) and is given by a stockholder on behalf of one or more stockholders or beneficial owners (an “Eligible Stockholder”) that:

(i)    expressly elects at the time of the delivery of the Stockholder Notice to have such Stockholder Nominee included in the Corporation’s proxy materials,

(ii)    Owns and has Owned continuously for at least three (3) years as of the date of the Stockholder Notice, a number of shares that represents at least three percent (3%) of the issued and outstanding Common Stock as of the date of the Stockholder Notice (the “Required Shares”), and

(iii)    satisfies such additional requirements as set forth in these bylaws.

(b)    Ownership aggregation. For purposes of qualifying as an Eligible Stockholder and satisfying the Ownership requirements under Article II, Section 10(a)(ii):

(i)    the issued and outstanding shares of Common Stock Owned by one or more stockholders and beneficial owners that each stockholder and/or beneficial owner has individually Owned continuously for at least three (3) years as of the date of the Stockholder Notice may be aggregated in order to meet the required three percent (3%) threshold, provided that the number of stockholders and beneficial owners whose Ownership of shares that is aggregated for such purpose shall not exceed twenty (20) and that any and all requirements and obligations for an Eligible Stockholder set forth in this Article II, Section 10 are satisfied by and as to each such stockholder and beneficial owner (except as noted with respect to aggregation or as otherwise provided in this Article II, Section 10), and

(ii)    two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer, or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one stockholder or beneficial owner.

(c)    Determination of Ownership. For purposes of these bylaws:

(i)    A stockholder or beneficial owner shall be deemed to “Own” only those issued and outstanding shares of Common Stock as to which such person possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with this Article II, Section 10(c) shall not include any shares (A) sold by such person or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (B) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, or (C) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of issued and outstanding shares of Common Stock, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such person’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting, or altering to any degree any gain or loss arising from the full economic ownership of such shares by such person or its affiliates. The terms “Owned,” “Ownership,” “Owning,” and other variations of the word “Own,” when used with respect to a stockholder or beneficial owner, shall have correlative meanings. For purposes of Article II, Sections 9 and 10, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the general rules and regulations under the 1934 Act.

(ii)    A stockholder or beneficial owner shall “Own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of Directors and possesses the full economic interest in the shares. A person’s Ownership of shares shall be deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the person.

(iii)    A stockholder or beneficial owner’s Ownership of otherwise Owned shares shall be deemed to continue during any period in which the person has loaned such shares in the ordinary course of business provided that the person has retained the power to recall such loaned shares on not more than five (5) business days’ notice, the person gives notice to recall the loaned shares within three (3) business days of being notified that its Stockholder Nominee is expected to be included in the Corporation’s proxy materials for the relevant annual meeting of stockholders assuming applicable requirements are met, and the person continuously holds the recalled shares through and as of the date of the annual meeting of stockholders.

(d)    Participation limited to one Eligible Stockholder. No stockholder or beneficial owner, alone or together with any of its affiliates, may be a member of more than one group constituting an Eligible Stockholder under this Article II, Section 10.

(e)    Required Information to be included in the Corporation’s proxy materials. For purposes of this Article II, Section 10, the “Required Information” that the Corporation will include in its proxy materials is:

(i)    the information set forth in the Schedule 14N provided with the Stockholder Notice concerning each Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy materials by the applicable requirements of the 1934 Act and the rules and regulations thereunder, and

(ii)    if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder, not to exceed 500 words, in support of its Stockholder Nominee(s), which must be provided at the same time as the Stockholder Notice for inclusion in the Corporation’s proxy materials for the annual meeting of stockholders (the “Stockholder Statement”).

Notwithstanding anything to the contrary contained in this Article II, Section 10, the Corporation may omit from its proxy materials any information or Stockholder Statement that the Corporation, in good faith, believes would violate any applicable law, rule, regulation or listing standard. For the avoidance of doubt, and notwithstanding anything to the contrary in this Article II, Section 10 or otherwise in these bylaws, the Corporation may in its sole discretion solicit against and include in its proxy materials its own statements (including without limitation any statement in opposition to the Stockholder Nominee) or other information relating to any Eligible Stockholder or Stockholder Nominee, including any information provided to the Corporation with respect to the foregoing.

(f)    Information required of Eligible Stockholder. The Stockholder Notice shall set forth all information and materials required in the stockholder notice under Article II, Section 9 as to each stockholder or beneficial owner that together is an Eligible Stockholder and provide all questionnaires, consents, representations, agreements, and letters of resignation required from the proposed nominee under Article II, Section 9 for each Stockholder Nominee, and in addition shall include or be accompanied by:

(i)    the written consent of each Stockholder Nominee to being named in the Corporation’s proxy materials as a nominee and to serving as a Director if elected,

(ii)    a letter of resignation signed by each Stockholder Nominee, which letter shall specify that such resignation is irrevocable and that it shall become effective upon a determination by the Board of Directors (excluding, for purposes of such determination, such Stockholder Nominee) that (a) any of the information provided to the Corporation by the Eligible Stockholder or such Stockholder Nominee in respect of the nomination of the Stockholder Nominee pursuant to this Article II, Section 10 is or was untrue in any material respect (or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading) or (b) the Stockholder Nominee or the Eligible Stockholder shall have breached its obligations under this Article II, Section 10,

(iii)    a copy of the Schedule 14N that has been or will be filed with the SEC under Exchange Act Rule 14a-18 (or any successor provision),

(iv)    the written agreement of the Eligible Stockholder (in the case of a group, each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder) addressed to the Corporation, setting forth the following additional agreements, representations, and warranties:

(A) setting forth and certifying to the number of shares of Common Stock it Owns and has Owned continuously for at least three (3) years as of the date of the Stockholder Notice, which statement shall also be included in the Schedule 14N filed by the Eligible Stockholder with the SEC,

(B) the Eligible Stockholder’s agreement to provide (1) the information required under Article II, Section 9 above, and (2) written statements from the record holder and intermediaries as required under Article II, Section 10(h) verifying the Eligible Stockholder’s continuous Ownership of the Required Shares, in each case through and as of the business day immediately preceding the date of the annual meeting of stockholders,

(C) the Eligible Stockholder’s representation and warranty that the Eligible Stockholder (1) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have any such intent, (2) has not nominated and will not nominate for election to the Board of Directors at the annual meeting of stockholders any person other than the Stockholder Nominee(s) being nominated pursuant to this Article II, Section 10, (3) has not engaged and will not engage in, and has not been and will not be a “participant” (as defined in Item 4 of 1934 Act Schedule 14A) (or any successor provision) in, a “solicitation” within the meaning of 1934 Act Rule 14a-1(l) (or any successor provision) in support of the election of any individual as a Director at the annual meeting of stockholders other than its Stockholder Nominee or a nominee of the Board of Directors, and (4) will not distribute any form of proxy for the annual meeting of stockholders other than the form distributed by the Corporation,

(D) the Eligible Stockholder’s agreement to (1) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation, (2) indemnify and hold harmless the Corporation and each of its Directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its Directors, officers or employees arising out of any nomination submitted or information provided by the Eligible Stockholder or its Stockholder Nominee pursuant to this Article II, Section 10, (3) comply with all laws, rules, regulations and listing standards applicable to its nomination and any solicitation in connection with the annual meeting of stockholders, (4) file all materials described in Article II, Section 10(h)(iii) with the SEC, regardless of whether any such filing is required under 1934 Act Regulation 14A (or any successor provision), or whether any exemption from filing is available for such materials under 1934 Act Regulation 14A (or any successor provision), and (5) provide to the Corporation prior to the annual meeting of stockholders such additional information as necessary or reasonably requested by the Corporation, and

(v)    in the case of a nomination by a group of stockholders or beneficial owners that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including withdrawal of the nomination.

(g)    Timing of Stockholder Notice. To be timely under this Article II, Section 10, a Stockholder Notice shall be delivered to and received by the Secretary of the Corporation at the principal executive offices of the Corporation by hand or by certified or registered mail, return receipt requested within the time frame provided in Article II, Section 9 with respect to an election of Directors to be held at an annual meeting of stockholders (such time frame for purposes of this Article II, Section 10, the “Proxy Access Notice Window”). In no event shall any adjournment, rescheduling or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Stockholder Notice.

(h)    Evidence of Required Share Ownership. An Eligible Stockholder must:

(i)    within five (5) business days after the date of the Stockholder Notice (and in any event no later than the closing of the Proxy Access Notice Window), provide one or more written statements, dated not more than seven (7) calendar days prior to the date provided, from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, specifying the number of shares that the Eligible Stockholder Owns, and has Owned continuously, in compliance with this Article II, Section 10,

(ii)    include in the Schedule 14N filed with the SEC a statement certifying that it Owns and has Owned the Required Shares in compliance with this Article II, Section 10,

(iii)    file with the SEC any solicitation or other communication by or on behalf of the Eligible Stockholder relating to the Corporation’s annual meeting of stockholders, one or more of the Corporation’s Directors or Director nominees or any Stockholder Nominee, regardless of whether any such filing is required under 1934 Act Regulation 14A (or any successor provision) or whether any exemption from filing is available for such solicitation or other communication under 1934 Regulation 14A (or any successor provision), and

(iv)    as to any group of funds whose shares are aggregated for purposes of constituting an Eligible Stockholder, not later than five (5) business days after the date of the Stockholder Notice (and in any event no later than the closing of the Proxy Access Notice Window), provide documentation reasonably satisfactory to the Corporation that demonstrates that the funds satisfy Article II, Section 10(b)(ii).

The information provided pursuant to this Article II, Section 10(h) shall be deemed part of the Stockholder Notice for purposes of this Article II, Section 10.

(i)    Correction of erroneous information regarding Eligible Stockholder or Stockholder Nominee. In the event that any information or communications provided by the Eligible Stockholder or any Stockholder Nominee to the Corporation or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly, and in any event, within forty-eight (48) hours of discovery of such misstatement or omission, notify the Secretary of the Corporation at the principal executive offices of the Corporation and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any such defect or limit the Corporation’s right to omit a Stockholder Nominee from its proxy materials pursuant to this Article II, Section 10.

(j)    Omitting Stockholder Nominee. Notwithstanding anything to the contrary contained in this Article II, Section 10, the Corporation may omit from its proxy materials any Stockholder Nominee, and such nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(i)    the Eligible Stockholder or Stockholder Nominee breaches any of its respective agreements, representations, or warranties set forth in the Stockholder Notice (or otherwise submitted pursuant to this Article II, Section 10), any of the information in the Stockholder Notice (or otherwise submitted pursuant to this Article II, Section 10) was not, when provided, true, correct and complete and not misleading, or the requirements of this Article II, Section 10 have otherwise not been met,

(ii)    the Stockholder Nominee (A) is not independent under the listing standards of the NYSE, any applicable rules of the SEC, and the Corporation’s Corporate Governance Guidelines, in each case as determined by the Board of Directors, (B) does not qualify as independent under the audit committee independence requirements set forth in the listing standards of the NYSE, as a “non-employee director” under 1934 Act Rule 16b-3 (or any successor provision), or as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision), (C) is or has been, within the past three (3) years, an officer, director or employee of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (D) is or has been, within the past three (3) years, an officer, director or employee of the Eligible Stockholder nominating such person, (E) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has previously been convicted in a criminal proceeding (excluding traffic violations and other minor offenses), or (F) is subject to any order of the type specified in Rule 506(d) (or any successor provision) of Regulation D promulgated under the Securities Act of 1933, as amended,

(iii)    a notice is delivered to the Corporation under Article II, Section 9 indicating that any stockholder intends to nominate any candidate for election to the Board of Directors unless that notice is expressly withdrawn in the Stockholder Notice, or

(iv)    the election of the Stockholder Nominee to the Board of Directors would cause the Corporation to be in violation of the Certificate of Incorporation, these bylaws, or any applicable state or federal law, rule, regulation or listing standard.

(k)    Maximum Number of Stockholder Nominees. The maximum number of Stockholder Nominees that may be included in the Corporation’s proxy materials pursuant to this Article II, Section 10 shall not exceed the greater of (i) two (2) or (ii) twenty five percent (25%) of the number of Directors in office as of the last day on which a Stockholder Notice may be delivered pursuant to this Article II, Section 10, or if such amount is not a whole number, the next lower whole number; provided, however, that this number shall be reduced by (i) any Stockholder Nominee whose name was submitted for inclusion in the Corporation’s proxy materials pursuant to this Article II, Section 10 but ceases to satisfy the eligibility requirements of Section 10 after the Corporation’s receipt of the Stockholder Notice, whose nomination is subsequently withdrawn or that the Board of Directors decides to nominate as a Board of Directors nominee or otherwise appoint to the Board; (ii) the number of Director candidates or Directors in office for whom access to the Corporation’s proxy materials was previously provided or requested pursuant to this Article II, Section 10 other than (A) any such Director referred to in this clause (ii) whose term of office will expire at such annual meeting and who is not seeking (or agreeing) to be nominated at such meeting for another term of office and (B) any such Director who at the time of such annual meeting will have served as a Director continuously, as a nominee of the Board of Directors, for at least two annual terms; and (iii) the number of Director candidates or Directors in office that were elected or appointed to the Board, or will be included in the Corporation’s proxy materials with respect to such annual meeting as an unopposed (by the Corporation) nominee, pursuant to an agreement, arrangement or other understanding with a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of Common Stock, by such stockholder or group of stockholders, from the Corporation), other than any such Director referred to in this clause (iii) who at the time of such annual meeting will have served as a Director continuously, as a nominee of the Board of Directors, for at least two annual terms, but only to the extent the maximum number after such reduction with respect to this clause (iii) equals or exceeds one. In the event that one or more vacancies for any reason occurs after the deadline in Article II, Section 10(g) for delivery of the Stockholder Notice but before the annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the maximum number shall be calculated based on the number of Directors in office as so reduced, and Stockholder Nominees will be eliminated in the reverse order in which such nominees were eligible for inclusion in accordance with the following paragraph.

Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Article II, Section 10 shall (i) rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials in the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Article II, Section 10 exceeds the maximum number and (ii) explicitly specify and include the respective rankings referred to in the foregoing clause (i) in the Stockholder Notice delivered to the Corporation with respect to all Stockholder Nominee(s) submitted pursuant thereto. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Article II, Section 10 exceeds this maximum number, the Corporation shall determine which Stockholder Nominees shall be included in the Corporation’s proxy materials in accordance with the following provisions: each Eligible Stockholder (or in the case of a group, each group constituting an Eligible Stockholder) will have its highest ranking Stockholder Nominee (as ranked pursuant to the preceding sentence) selected for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of Common Stock of the Corporation each Eligible Stockholder disclosed as Owned in its respective Stockholder Notice submitted to the Corporation (with the understanding that an Eligible Stockholder may not ultimately have any of its Stockholder Nominees included if the maximum number has previously been reached). If the maximum number is not reached after one Stockholder Nominee is selected for each Eligible Stockholder (or in the case of a group, each group constituting an Eligible Stockholder), this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached. Following such determination, if any Stockholder Nominee who satisfies the eligibility requirements in this Article II, Section 10 is thereafter nominated by the Board of Directors or appointed to the Board, or not included in the Corporation’s proxy materials or not submitted for Director election for any reason (including the withdrawal of such Stockholder Nominee or the Eligible Stockholder’s or Stockholder Nominee’s failure to comply with this Article II, Section 10), whether before or after the mailing or other distribution of the Corporation’s proxy materials, the Corporation shall not be required to include any other nominee or nominees in the Corporation’s proxy materials or otherwise submit any person for Director election in substitution thereof.

(l)    Stockholder Nominee ineligibility. Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting of stockholders for any reason, including for the failure to comply with any provision of these bylaws (provided that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Stockholder Notice) or (ii) does not receive a number of votes cast in favor of his or her election at least equal to twenty-five percent (25%) of the shares present in person or represented by proxy and entitled to vote in the election of Directors, will be ineligible to be a Stockholder Nominee pursuant to this Article II, Section 10 for the next two annual meetings of stockholders. In the event that any stockholders or beneficial owners, either individually or as part of a group, nominates either a Stockholder Nominee pursuant to this Article II, Section 10 or a nominee pursuant to Article II, Section 9 that is elected to the Board of Directors, then such stockholders or beneficial owners shall not be permitted to utilize the provisions set forth in this Article II, Section 10 for the next two annual meetings of stockholders after such person is elected to the Board of Directors other than to re-nominate such person pursuant to this Article II, Section 10 for reelection to the Board.

(m)    Board of Directors interpretations and determinations. The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Article II, Section 10 and to make any and all determinations necessary or advisable to apply this Article II, Section 10 to any persons, facts or circumstances, including the power to determine (i) whether one or more stockholders or beneficial owners qualifies as an Eligible Stockholder, (ii) whether a Stockholder Notice complies with this Article II, Section 10 and has otherwise met the requirements of this Article II, Section 10, (iii) whether a Stockholder Nominee satisfies the qualifications and requirements in this Article II, Section 10, and (iv) whether any and all requirements of this Article II, Section 10 (including any applicable requirements of Article II, Section 9) have been satisfied. Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be binding on all persons, including the Corporation and its stockholders (including any beneficial owners). Notwithstanding the foregoing provisions of this Article II, Section 10, unless otherwise required by law or otherwise determined by the Chairman of the meeting or the Board of Directors, if (i) the Eligible Stockholder or (ii) a Qualified Representative of the stockholder does not appear at the annual meeting of stockholders of the Corporation to present its Stockholder Nominee or Stockholder Nominees, such nomination or nominations shall be disregarded, notwithstanding that proxies in respect of the election of the Stockholder Nominee or Stockholder Nominees may have been received by the Corporation.

This Article II, Section 10 shall be the exclusive method for stockholders to require the Corporation to include nominees for Director election in the Corporation’s proxy materials for an annual meeting of stockholders.

Section 11.    Proxies.

(a)    Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for him by proxy. Proxies for use at any meeting of stockholders shall be filed with the Secretary, or such other officer as the Board of Directors may from time to time determine by resolution, before or at the time of the meeting. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the secretary of the meeting who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions.

(b)    No proxy shall be valid after three (3) years from its date, unless the proxy provides for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power.

(c)    Should a proxy designate two or more persons to act as proxies, unless such instrument shall provide the contrary, a majority of such persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, each proxy so attending shall be entitled to exercise such powers in respect of the same portion of the shares as he is of the proxies representing such shares.

Section 12.    Voting; Elections; Inspectors.

(a)    Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall have one vote for each share of stock entitled to vote which is registered in his name on the record date for the meeting. Shares registered in the name of another corporation, domestic or foreign, may be voted by such officer, agent or proxy as the bylaw (or comparable instrument) of such corporation may prescribe, or in the absence of such provision, as the Board of Directors (or comparable body) of such corporation may determine. Shares registered in the name of a deceased person may be voted by his executor or administrator, either in person or by proxy.

(b)    All voting, except as required by the Certificate of Incorporation or where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by stockholders holding a majority of the issued and outstanding stock present in person or by proxy at any meeting a stock vote shall be taken. Every stock vote shall be taken by written ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. All elections of directors shall be by ballot, unless otherwise provided in the Certificate of Incorporation.

(c)    At any meeting at which a vote is taken by ballots, the chairman of the meeting may appoint one or more inspectors, each of whom shall subscribe an oath or affirmation to execute faithfully the duties of inspector at such meeting with strict impartiality and according to the best of his ability. Such inspector shall receive the ballots, count the votes and make and sign a certificate of the result thereof. The chairman of the meeting may appoint any person to serve as inspector, except no candidate for the office of director shall be appointed as an inspector.

(d)    Unless otherwise provided in the Certificate of Incorporation, cumulative voting for the election of directors shall be prohibited.

(e)    Unless otherwise provided in the Certificate of Incorporation, a nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election at any meeting for the election of directors at which a quorum is present, provided that if as of a date that is fourteen (14) days in advance of the date the Corporation files its definitive proxy statement with the Securities and Exchange Commission (regardless of whether or not the proxy statement is thereafter revised or supplemented) the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. The Nominating/Corporate Governance Committee has established procedures under which any director who is not elected shall offer his or her resignation to the Board. The Nominating/Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety (90) days from the date of certification of the election results.

Section 13.    Conduct of Meetings.

(a)    The meetings of the stockholders shall be presided over by the Chairman of the Board (if any), or if he is not present, by the President, or if neither the Chairman of the Board (if any), nor President is present, by a chairman elected at the meeting. The Secretary of the Corporation, if present, shall act as secretary of such meetings, or if he is not present, an Assistant Secretary shall so act; if neither the Secretary nor an Assistant Secretary is present, then a secretary shall be appointed by the chairman of the meeting. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order. Such rules, regulations, or procedures, whether adopted by the Board or prescribed by the chair of the meeting, may include, without limitation, the following: (1) the establishment of an agenda or order of business for the meeting; (2) rules and procedures for maintaining order at the meeting and the safety of those present; (3) limitations on attendance at or participation in the meeting to stockholders of record, their duly authorized and constituted proxies, or such other persons as the chair of the meeting shall determine; (4) restrictions on entry to the meeting after the time fixed for the commencement; and (5) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(b)    Unless the chairman of the meeting of stockholders shall otherwise determine, the order of business shall be as follows:

(i)	Calling of meeting to order.

(ii)	Election of a chairman and the appointment of a secretary if necessary.

(iii)	Presentation of proof of the due calling of the meeting.

(iv)	Presentation and examination of proxies and determination of a quorum.

(v)	Reading and settlement of the minutes of the previous meeting.

(vi)	Reports of officers and committees.

(vii)	The election of directors if an annual meeting, or a meeting called for that purpose.

(viii)	Unfinished business.

(ix)	New business.

(x)	Adjournment.

Section 14.    Meetings by Remote Communication. If authorized by the Board, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication, participate in the meeting and be deemed present in person and vote at the meeting, whether such meeting is to be held in a designated place or solely by means of remote communication, provided that (1) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (2) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including the opportunity to read or hear the proceedings in the meeting substantially concurrently with such proceedings and (3) if the stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 15.    Treasury Stock. The Corporation shall not vote, directly or indirectly, shares of its own stock owned by it and such shares shall not be counted for quorum purposes.

Section 16.    Action Without Meeting.

(a)    Unless otherwise provided in the Certificate of Incorporation, any action permitted or required by law, the Certificate of Incorporation or these bylaws to be taken at a meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(b)     An electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxy holder, or by a person authorized to act for a stockholder or proxy holder, shall be deemed to be written, signed, and dated for purposes of this Section 14, provided that any electronic transmission sets forth or is delivered with information from which the Corporation can determine: (1) that the electronic transmission was transmitted by the stockholder, or proxy holder; and (2) the date on which the stockholder, proxy holder or authorized person or persons transmitted the electronic transmission. The date on which the electronic transmission is transmitted shall be deemed to be the date that the consent was signed. No consent given by electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and delivered to the Corporation in the manner prescribed by the DGCL. Notwithstanding the foregoing limitations on delivery, consents given by electronic transmission may be otherwise delivered to the principal place of business of the Corporation or to the Secretary of the Corporation to the extent and in the manner provided by the Board. Any copy or other reliable reproduction of a consent in writing may be substituted for or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy or other reproduction shall be a complete reproduction of the entire original writing.

(c)    Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given by the Secretary to those stockholders who did not consent in writing and who would have been entitled to notice if the action had been taken at a meeting having a record date on the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

ARTICLE III

BOARD OF DIRECTORS

Section 1.    Power; Number; Term of Office.

(a)    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and subject to the restrictions imposed by law or the Certificate of Incorporation, they may exercise all the powers of the Corporation.

(b)    The number of directors which shall constitute the whole Board of Directors, shall be determined from time to time by resolution of the Board of Directors (provided that no decrease in the number of directors which would have the effect of shortening the term of an incumbent director may be made by the Board of Directors). If the Board of Directors makes no such determination, the number of directors shall be the number set forth in the Certificate of Incorporation. Each director shall hold office for the term for which he is elected, and until his successor shall have been elected and qualified or until his earlier death, resignation or removal.

(c)    Unless otherwise provided in the Certificate of Incorporation, directors need not be stockholders nor residents of the State of Delaware.

Section 2.    Quorum. Unless otherwise provided in the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business of the Board of Directors and the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.    Place of Meetings; Order of Business. The directors may hold their meetings and may have an office and keep the books of the Corporation, except as otherwise provided by law, in such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine by resolution. At all meetings of the Board of Directors business shall be transacted in such order as shall from time to time be determined by the Chairman of the Board (if any), or in his absence by the President, or by resolution of the Board of Directors.

Section 4.    First Meeting. Each newly elected Board of Directors may hold its first meeting for the purpose of organization and the transaction of business, if a quorum is present, immediately after and at the same place as the annual meeting of the stockholders. Notice of such meeting shall not be required. At the first meeting of the Board of Directors in each year at which a quorum shall be present, held next after the annual meeting of stockholders, the Board of Directors shall proceed to the election of the officers of the Corporation.

Section 5.    Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Notice of such regular meetings shall not be required.

Section 6.    Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board (if any), the President or, on the written request of any two directors, by the Secretary, in each case on at least twenty four (24) hours personal, written, telegraphic, cable or wireless notice to each director. Such notice, or any waiver thereof pursuant to Article VIII, Section 3 hereof, need not state the purpose or purposes of such meeting, except as may otherwise be required by law or provided for in the Certificate of Incorporation or these bylaws.

Section 7.    Resignation and Removal. Any director may resign at any time, by giving notice in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President, or the Secretary. Any such resignation shall take effect at the time specified in the notice of resignation or, if no time is specified, immediately upon receipt of the notice. Unless otherwise specified in the notice of resignation, acceptance of the resignation shall not be necessary to make it effective. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided that, with respect to any director elected prior to the annual meeting of stockholders held in calendar year 2012, the stockholders may effect such removal only for cause; and provided further that, if the Certificate of Incorporation expressly grants to stockholders the right to cumulate votes for the election of directors and if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board of Directors.

Section 8.    Vacancies; Increases in the Number of Directors. Unless otherwise provided in the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or a sole remaining director; and any director so chosen shall hold office until the next annual election and until his successor shall be duly elected and shall qualify, unless sooner displaced.

Section 9.    Compensation. Unless otherwise restricted by the Certificate of Incorporation, the Board of Directors shall have the authority to fix the compensation of directors.

Section 10.    Action Without a Meeting; Telephone Conference Meeting.

(a)    Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors, or any committee designated by the Board of Directors, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee. Such consent shall have the same force and effect as a unanimous vote at a meeting, and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.

(b)    Unless otherwise restricted by the Certificate of Incorporation, subject to the requirement for notice of meetings, members of the Board of Directors, or members of any committee designated by the Board of Directors, may participate in a meeting of such Board of Directors or committee, as the case may be, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 11.    Approval or Ratification of Acts or Contracts by Stockholders. The Board of Directors in its discretion may submit any act or contract for approval or ratification at any annual meeting of the stockholders, or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any act or contract that shall be approved or be ratified by the vote of the stockholders holding a majority of the issued and outstanding shares of stock of the Corporation entitled to vote and present in person or by proxy at such meeting (provided that a quorum is present), shall be as valid and as binding upon the Corporation and upon all the stockholders as if it has been approved or ratified by every stockholder of the Corporation. In addition, any such act or contract may be approved or ratified by the written consent of stockholders holding a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote and such consent shall be as valid and as binding upon the Corporation and upon all the stockholders as if it had been approved or ratified by every stockholder of the Corporation.

ARTICLE IV

COMMITTEES

Section 1.    Designation Powers. The Board of Directors may, by resolution passed by a majority of the whole board, designate one or more committees, including, if they shall so determine, an executive committee, each such committee to consist of one or more of the directors of the Corporation. Any such designated committee shall have and may exercise such of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation as may be provided in such resolution, except that no such committee shall have the power or authority of the Board of Directors in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution of the Corporation, or amending, altering or repealing the bylaws or adopting new bylaws for the Corporation and, unless such resolution or the Certificate of Incorporation expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Any such designated committee may authorize the seal of the Corporation to be affixed to all papers that may require it. In addition to the above such committee or committees shall have such other powers and limitations of authority as may be determined from time to time by resolution adopted by the Board of Directors.

Section 2.    Procedure; Meetings; Quorum. Any committee designated pursuant to Section 1 of this Article IV shall have a committee chair designated by the Board of Directors (or if not so designated by the Board of Directors, by the members of the committee by majority vote of the committee members), shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, shall fix its own rules or procedures, and shall meet at such times and at such place or places as may be provided by such rules, or by resolution of such committee or resolution of the Board of Directors. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution.

Section 3.    Substitution of Members. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

ARTICLE V

OFFICERS

Section 1.    Number, Titles and Term of Office. The officers of the Corporation shall be a President, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President), a Treasurer, a Secretary and, if the Board of Directors so elects, a Chairman of the Board and such other officers as the Board of Directors may from time to time elect or appoint. Each officer shall hold office until his successor shall be duly elected and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person, unless the Certificate of Incorporation provides otherwise. Except for the Chairman of the Board, if any, no officer need be a director.

Section 2.    Salaries. The salaries or other compensation of the officers and agents of the Corporation shall be fixed from time to time by the Board of Directors.

Section 3.    Removal. Any officer or agent elected or appointed by the Board of Directors may be removed, either with or without cause, by the vote of a majority of the whole Board of Directors at a special meeting called for the purpose, or at any regular meeting of the Board of Directors, provided the notice for such meeting shall specify that the matter of any such proposed removal will be considered at the meeting but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

Section 4.    Vacancies. Any vacancy occurring in any office of the Corporation may be filled by the Board of Directors.

Section 5.    Powers and Duties of the Chief Executive Officer. The President shall be the chief executive officer of the Corporation unless the Board of Directors designates the Chairman of the Board as chief executive officer. Subject to the control of the Board of Directors and the executive committee (if any), the chief executive officer shall have general executive charge, management and control of the properties, business and operations of the Corporation with all such powers as may be reasonably incident to such responsibilities; he may agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation and may sign all certificates for shares of capital stock of the Corporation; and shall have such other powers and duties as designated in accordance with these bylaws and as from time to time may be assigned to him by the Board of Directors.

Section 6.    Powers and Duties of the Chairman of the Board. If elected, the Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors; and he shall have such other powers and duties as designated in these bylaws and as from time to time may be assigned to him by the Board of Directors.

Section 7.    Powers and Duties of the President. Unless the Board of Directors otherwise determines, the President shall have the authority to agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation; and, unless the Board of Directors otherwise determines, he shall, in the absence of the Chairman of the Board or if there be no Chairman of the Board, preside at all meetings of the stockholders and (should he be a director) of the Board of Directors; and he shall have such other powers and duties as designated in accordance with these bylaws and as from time to time may be assigned to him by the Board of Directors.

Section 8.    Vice Presidents. In the absence of the President, or in the event of his inability or refusal to act, a Vice President designated by the Board of Directors shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. In the absence of a designation by the Board of Directors of a Vice President to perform the duties of the President, or in the event of his absence or inability or refusal to act, the Vice President who is present and who is senior in terms of time as a Vice President of the Corporation shall so act. The Vice Presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 9.    Treasurer. The Treasurer shall have responsibility for the custody and control of all the funds and securities of the Corporation, and he shall have such other powers and duties as designated in these bylaws and as from time to time may be assigned to him by the Board of Directors. He shall perform all acts incident to the position of Treasurer, subject to the control of the chief executive officer and the Board of Directors; and he shall, if required by the Board of Directors, give such bond for the faithful discharge of his duties in such form as the Board of Directors may require.

Section 10.    Assistant Treasurers. Each Assistant Treasurer shall have the usual powers and duties pertaining to his office, together with such other powers and duties as designated in these bylaws and as from time to time may be assigned to him by the chief executive officer or the Board of Directors. The Assistant Treasurers shall exercise the powers of the Treasurer during that officer’s absence or inability or refusal to act.

Section 11.    Secretary. The Secretary shall keep the minutes of all meetings of the Board of Directors, committees of directors and the stockholders, in books provided for that purpose; he shall attend to the giving and serving of all notices; he may in the name of the Corporation affix the seal of the Corporation to all contracts of the Corporation and attest the affixation of the seal of the Corporation thereto; he may sign with the other appointed officers all certificates for shares of capital stock of the Corporation; he shall have charge of the certificate books, transfer books and stock ledgers, and such other books and papers as the Board of Directors may direct, all of which shall at all reasonable times be open to inspection of any director upon application at the office of the Corporation during business hours; he shall have such other powers and duties as designated in these bylaws and as from time to time may be assigned to him by the Board of Directors; and he shall in general perform all acts incident to the office of Secretary, subject to the control of the chief executive officer and the Board of Directors.

Section 12.    Assistant Secretaries. Each Assistant Secretary shall have the usual powers and duties pertaining to his office, together with such other powers and duties as designated in these bylaws and as from time to time may be assigned to him by the chief executive officer or the Board of Directors. The Assistant Secretaries shall exercise the powers of the Secretary during that officer’s absence or inability or refusal to act.

Section 13.    Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the chief executive officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of security holders of or with respect to any action of security holders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS, OFFICERS,

EMPLOYEES AND AGENTS

Section 1.    Right to Indemnification. Each person who was or is, made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article VI shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Section or otherwise.

Section 2.    Indemnification of Employees and Agents. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in this Article.

Section 3.    Right of Claimant to Bring Suit. If a written claim received by the Corporation from or on behalf of an indemnified party under this Article VI is not paid in full by the Corporation within ninety days after such receipt, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 4.    Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of the Certificate of Incorporation of the Corporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 5.    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6.    Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation, as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 7.    Definitions. For purposes of this Article, reference to the “Corporation” shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger prior to (or, in the case of an entity specifically designated in a resolution of the Board of Directors, after) the adoption hereof and which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE VII

CAPITAL STOCK

Section 1.    Certificates of Stock.

(a)    The shares of the capital stock of the Corporation may be certificated or uncertificated, as provided under Delaware law, and shall be entered in the books of the Corporation and registered as they are issued. Any certificates representing shares of stock shall be in such form, not inconsistent with that required by law and the Certificate of Incorporation, as shall be approved by the Board of Directors, setting forth the number and class of shares of the stock of the Corporation owned by the stockholder. Any certificates issued to any shareholder of the Corporation shall bear the name of the Corporation and state that it is organized under the laws of the State of Delaware, the name of the shareholder, and the number of shares (and, if the stock of the Corporation shall be divided into classes or series, the class and series of such shares) represented. Each certificate shall be signed either manually or by facsimile, by (i) the Chairman of the Board (if any), President or a Vice President and (ii) by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer and shall be sealed with the seal of the Corporation or a facsimile thereof if the Board of Directors shall have provided for such seal. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature or signatures shall have been placed upon any such certificate or certificates shall have ceased to be such officer, transfer agent or registrar before such certificate is issued by the Corporation, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The stock record books and the blank stock certificate books shall be kept by the Secretary, or at the office of such transfer agent or transfer agents as the Board of Directors may from time to time by resolution determine.

(b)    Within a reasonable time after the issuance of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice that shall set forth the name of the Corporation, that the Corporation is organized under the laws of the State of Delaware, the name of the stockholder, and the number of shares (and, if the stock of the Corporation shall be divided into classes or series, the class and series of such shares) represented, and any restrictions on the transfer or registration of such shares of stock imposed by the Corporation’s Certificate of Incorporation, these Bylaws, any agreement among stockholders or any agreement between stockholders and the Corporation.

Section 2.    Transfer of Stock.

(a)    Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation, or authority to transfer, it shall be the duty of the Corporation to issue a new certificate or evidence of the issuance of uncertificated shares to the stockholder entitled thereto, cancel the old certificate and record the transaction upon the Corporation’s books. Upon the surrender of any certificate for transfer of stock, such certificate shall at once be conspicuously marked on its face “Cancelled” and filed with the permanent records of the Corporation.

(b)    Upon receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated shares or certificated shares shall be made to the stockholder entitled thereto and the transaction shall be recorded upon the books of the Corporation. If the Corporation has a transfer agent or registrar acting on its behalf, the signature of any officer or representative thereof may be in facsimile.

(c)    The Board of Directors may appoint a transfer agent and one or more co-transfer agents and registrar and one or more co-registrars and may make or authorize such agent to make all such rules and regulations deemed expedient concerning the issue, transfer and registration of shares of stock.

Section 3.    Ownership of Stock. The Corporation shall be entitled to treat the holder of record of any share or shares of capital stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 4.    Regulations Regarding Stock. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of (i) certificates for shares and (ii) uncertificated shares of capital stock of the Corporation.

Section 5.    Lost or Destroyed Certificates. The Board of Directors may determine the conditions upon which a new certificate of stock or an uncertificated share may be issued in place of a certificate which is alleged to have been lost, stolen or destroyed; and may, in their discretion, require the owner of such certificate or his legal representative to give bond, with sufficient surety, to indemnify the Corporation and each transfer agent and registrar against any and all losses or claims that may arise by reason of the issue of (i) a new certificate or (ii) an uncertificated share in the place of the certificate so lost, stolen or destroyed.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 1.    Fiscal Year. The fiscal year of the Corporation shall be such as established from time to time by the Board of Directors.

Section 2.    Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation. The Secretary shall have charge of the seal (if any). If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by the Assistant Secretary or Assistant Treasurer.

Section 3.    Notice and Waiver of Notice.

(a)    Whenever any notice is required to be given by law, the Certificate of Incorporation or under the provisions of these bylaws, said notice shall be deemed to be sufficient if given (i) by telegraphic, cable or wireless transmission or (ii) by deposit of the same in a post office box in a sealed prepaid wrapper addressed to the person entitled thereto at his post office address, as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such transmission or mailing, as the case may be.

(b)    Whenever notice is required to be given by law, the Certificate of Incorporation or under any of the provisions of these bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or the bylaws.

Section 4.    Resignations. Any director, member of a committee or officer may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the chief executive officer or Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

Section 5.    Facsimile Signatures. In addition to the provisions for the use of facsimile signatures elsewhere specifically authorized in these bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors.

Section 6.    Reliance upon Books, Reports and Records. Each director and each member of any committee designated by the Board of Directors shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or reports made to the Corporation by any of its officers, or by an independent certified public accountant, or by an appraiser selected with reasonable care by the Board of Directors or by any such committee, or in relying in good faith upon other records of the Corporation.

Section 7.    Electronic Transmissions. For purposes of these bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient, and that may be directly reproduced in paper form by such recipient through an automated process.

Section 8.    Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of the Corporation; (B) any action asserting a breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (C) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL, the Certificate of Incorporation of the Corporation or these bylaws; (D) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation of the Corporation or these bylaws (including any right, obligation, or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (F) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article VIII, Section 8 shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

ARTICLE IX

AMENDMENTS

If provided in the Certificate of Incorporation of the Corporation, the Board of Directors shall have the power to adopt, amend and repeal from time to time bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to amend or repeal such bylaws as adopted or amended by the Board of Directors.